UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2023

Apogee Therapeutics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-41740	88-0588063
(State of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

221 Crescent Street, Building 17, Suite 102b,

Waltham, MA, 02453

(Address of Principal Executive Offices, including Zip Code)

(650) 394-5230

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	APGE	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 17, 2023, the board of directors (the “Board”) of Apogee Therapeutics, Inc. (the “Company”) appointed Mark C. McKenna as a member of the Board. Mr. McKenna will serve as a Class III director to hold office until the Company’s 2026 Annual Meeting of Stockholders and until his successor is duly elected and qualified, effective immediately. Mr. McKenna was also appointed as Chair of the Board, Chair of the Compensation Committee of the Board and a member of the Nominating and Corporate Governance Committee of the Board.

Mr. McKenna, age 43, currently serves as Chief Investment Officer and Managing Director of McKenna Capital Partners, a family office dedicated to investing in breakthrough treatments for debilitating diseases. Mr. McKenna most recently served as the President and Chief Executive Officer and as a member of the board of directors of Prometheus Biosciences, Inc., a clinical stage biotechnology company, from September 2019 to June 2023, when Prometheus was acquired by Merck & Co., Inc., and as Chairman of the board from August 2021 to June 2023. Prior to Prometheus, he served as President of Salix Pharmaceuticals, Inc., a pharmaceutical company and wholly-owned subsidiary of Bausch Health Companies, Inc., from March 2016 through August 2019. Prior to Salix, Mr. McKenna spent more than a decade in various roles with Bausch + Lomb, also a division of Bausch, most recently as Senior Vice President and General Manager of its U.S. Vision Care business. Before joining Bausch + Lomb, he held several positions with Johnson & Johnson. Mr. McKenna holds a B.S. in Marketing from Arizona State University and an M.B.A. from Azusa Pacific University.

In accordance with the Company’s non-employee director compensation policy, which is described in the Company’s final prospectus dated July 13, 2023 and filed with the SEC on July 17, 2023 pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended, Mr. McKenna will receive an annualized amount of $84,000 for his service as Chair of the Board and his committee positions. In addition, Mr. McKenna has been granted an option to purchase 50,000 shares of the Company’s common stock under the Company’s 2023 Equity Incentive Plan (the “Plan” and such options, the “Plan Options”) and an option to purchase 100,000 shares of the Company’s common stock outside of the Plan, contingent upon approval of the award by the Company’s stockholders at the 2024 Annual Meeting of Stockholders (together with the Plan Options, the “Options”), in each case at an exercise price equal to the closing price of the Company’s common stock on The Nasdaq Global Market on the date of grant. The shares underlying the Options will vest and become exercisable in equal monthly installments over a three-year period from the date of grant, subject to Mr. McKenna’s continued service to the Company. Mr. McKenna has entered into the Company’s standard form of indemnification agreement, which was filed with the SEC on July 3, 2023 as Exhibit 10.1 to the Company’s Amended Registration Statement on Form S-1.

There are no arrangements or understandings between Mr. McKenna and any other persons pursuant to which he was elected as a director of the Company. There are no family relationships between Mr. McKenna and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits. The following exhibit is being furnished herewith:

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated August 21, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apogee Therapeutics, Inc.

Date: August 21, 2023	By:	/s/ Michael Henderson
Michael Henderson
Chief Executive Officer